INVESTMENT MANAGER AGREEMENT AMENDMENT

This AMENDMENT AGREEMENT made as of September 1, 2017, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the "Adviser") and Ashmore Investment Management Limited, a company organized under the laws of England (the "Investment Manager"), on behalf of the City National Rochdale Fixed Income Opportunities Fund (the "Fund"), a series of City National Rochdale Funds (the "Trust"):

WHEREAS, the Adviser and the Investment Manager entered into an Investment Management Agreement dated 10 June 2014 as amended from time to time (the "Agreement");

WHEREAS, the Adviser and the Investment Manager wish to amend the Agreement in accordance with Article 8.2 of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Investment Manager hereby agree as follows:

INTERPRETATION

1.1       Capitalised terms used herein by undefined shall have the meanings given to them in the Agreement.

1.2       References to sections are to sections of the Agreement and headings are inserted for convenience of reference only and shall not affect the construction of or the interpretation of this Amendment Agreement.

AMENDMENTS

2.1        Each reference in the Agreement to Account shall be deemed to be reference to an individual portion of assets of a Fund. The Adviser can designate more than one Account from time to time and the provisions of the Agreement shall then apply severally to each such Account, with references to "the Account" being understood to be a reference to "each Account". Each reference to "Accounts" shall be a reference to all accounts managed by the Investment Manager under the Agreement.

2.2       Each Account shall have its own Investment Guidelines as outlined in the attached Appendix A, which supersedes and replaces Appendix A of the Agreement.

2.3       Article 4.1 shall be deleted in its entirety and replaced with the following:

"4.1    In respect of the Accounts for the services to be rendered as provided herein, the Adviser shall pay to the Investment Manager for each month of each Fund's fiscal year a fee based upon the aggregate average daily net assets of the Accounts (as reported by the Fund's custodian), at the following annual rate as a percentage of the aggregate average daily net assets of the Accounts:

50 basis points (0.50%) on the first $300 million

45 basis points (0.45%) on the next $300 million

40 basis points (0.40%) on the next $600 million

35 basis points (0.35%) on net assets over $1.2 billion

Such fees shall be payable in arrears as soon as is reasonably practicable after calculation thereof but within 30 days.

MISCELLANEOUS

3.1       No variation to this Amendment Agreement shall be effective unless made in writing executed by the parties.

3.2       This Amendment Agreement may be executed in any number of counterparts each of which shall be an original but so that such counterparts shall constitute one and the same Amendment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROGHDALE, LLC

By:
Name:	F. Michael Gozzillo
Title:	Chief Compliance Officer

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:	Alexandra Autrey
Title:	Authrorised Signatary

APPENDIX A

Investment Guidelines for Account "CNR"

1.    Investment Objective

The Account will mainly seek to access the returns available from Emerging Market highyielding transferable debt securities and other high-yield instruments, with a particular focus on public sector and private sector Corporate bonds denominated in U.S. Dollars and other major currencies.

2.    Account Benchmark

JP Morgan CEMBI Broad Diversified (Non-IG) (the "Benchmark")

3.    Investment Guidelines

Investments which may be held by the Account are disclosed in the Registration Statement.

4.    Investment Restrictions

The Account will observe the following investment restrictions:

i.	The Account must invest at least 80% of its net assets in high yield bonds and loans and loan participations issued by Corporates, Sovereigns or Quasi Sovereigns in Emerging Markets.

ii.	The Account may not invest more than 5% of its net assets in a single issue (based on market value);

iii.	The Account may not invest more than 10% of its net assets in a single issuer;

iv.	The Account may not invest more than 20% of its net assets in a single Emerging Market country;

v.	The Account may not invest more than 500 basis points in excess of the Benchmark's weighting in each of Ukraine and Russia;

vi.	The Account may only be permitted to invest its net assets in investments denominated in U.S. Dollars or the currencies of other G7 countries;

vii.	The Account may only use FX forwards (deliverable and non-deliverable) for the purpose of hedging currencies of G7 countries; and

viii.	The Account may not invest more than 1,500 basis points in excess of the Benchmark's weighting in any particular industry or particular group of industries.

All of the above restrictions are applied at the time of investment.

5.    Definitions

Corporate: means an entity that is not a Sovereign or a Quasi Sovereign entity but is either domiciled in, or derives at least 50% of its revenues in or from, one or more Emerging Markets.

Emerging Markets: means any country included by the International Monetary Fund in its list of Emerging and Developing Economies, any country which is considered a low-income, lower-middle-income, or upper-middle-income economy by the World Bank, and all countries represented in any widely-recognized index of emerging market securities.

Sovereign: means an Emerging Market government.

Quasi Sovereign: means an entity (including a local or regional governmental body) that is fully guaranteed by a Sovereign or 100% directly or indirectly owned or controlled by a Sovereign. For the avoidance of doubt, a province is classified as a Quasi Sovereign.

6.    Other

The Investment Guidelines shall not be deemed to have been breached as a result of changes in the price or value of investments (the "Original Investments") held by the Account brought about through market forces or movements in the market. If any Investment Guidelines are exceeded as a result of such market forces or movements or are otherwise breached, the Investment Manager shall:

-	acquire no further investments for the account of the Account which at the date of acquisition would result in any Investment Guidelines being further exceeded or breached; and

-	consider the steps to be taken to remedy the situation, if any,

provided that the Investment Manager shall always be entitled to acquire or dispose of investments with a view to remedying any such excess or breach or, if in its opinion it is in the Account's best interests to do so, otherwise retain the Original Investments in full.

Investment Guidelines for Account "CNRLC"

1.    Investment Objective

The Account will mainly seek to access the returns available from Emerging Market securities which are debt in nature and other instruments issued by Sovereigns and Quasi-Sovereigns denominated in local currencies, including also investing in financial derivative instruments and related synthetic structures or products.

2.    Account Benchmark

JP Morgan Government Bond Index – Emerging Markets Global Diversified (the "Benchmark")

3.    Investment Guidelines

Investments which may be held by the Account are disclosed in the Registration Statement.

4.    Investment Restrictions

The Account will observe the following investment restrictions:

i.	The Account may not invest more than 25% of its net assets in a single Emerging Market country;

ii.	The Account may not invest more than 30% of its assets in investments denominated in a single currency other than U.S. Dollars (unless over such amount, such investments are hedged into U.S. Dollars);

iii.	At least 70% of the securities held by the Account must be rated by an internationally recognised rating agency, provided that if the security is not rated at the time of acquisition the rating of the relevant issuer or the Sovereign shall apply; and

iv.	The Account shall not invest in Transferable Securities of any issuers other than Sovereigns and Quasi-Sovereigns.

All of the above restrictions are applied at the time of investment.

5.    Definitions

Emerging Markets: means any country included by the International Monetary Fund in its list of Emerging and Developing Economies, any country which is considered a low-income, lower-middle-income, or upper-middle-income economy by the World Bank, and all countries represented in any widely-recognized index of emerging market securities.

Sovereign: means an Emerging Market government.

Quasi Sovereign: means an entity (including a local or regional governmental body) that is fully guaranteed by a Sovereign or 100% directly or indirectly owned or controlled by a Sovereign. For the avoidance of doubt, a province is classified as a Quasi Sovereign.

6.    Other

The Investment Guidelines shall not be deemed to have been breached as a result of changes in the price or value of investments (the "Original Investments") held by the Account brought about through market forces or movements in the market. If any Investment Guidelines are exceeded as a result of such market forces or movements or are otherwise breached, the Investment Manager shall:

-	acquire no further investments for the account of the Account which at the date of acquisition would result in any Investment Guidelines being further exceeded or breached; and

-	consider the steps to be taken to remedy the situation, if any,

provided that the Investment Manager shall always be entitled to acquire or dispose of investments with a view to remedying any such excess or breach or, if in its opinion it is in the Account's best interests to do so, otherwise retain the Original Investments in full.